UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SOTHEBY'S
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For Immediate Release

SOTHEBY’S TO MAIL LETTER TO SHAREHOLDERS

Strong Preliminary First Quarter Results Reflect Continued Successful Execution of Strategy

Urges Shareholders to Vote FOR the Sotheby’s Director Nominees on the GREEN Proxy Card

NEW YORK, 25 April 2014 – Sotheby’s (NYSE: BID) today announced that it is mailing a letter to its shareholders in connection with the upcoming 2014 Annual Meeting of Shareholders, which will be held on 6 May 2014.

Highlights of the letter include:
•	Under the stewardship of its Board of Directors and management team, Sotheby’s continues to deliver strong financial performance and superior value creation;
•	Sotheby’s preliminary results for the first quarter of 2014 demonstrate that we are successfully executing our strategic plan and are building on the momentum we created in 2013;
•	The Sotheby’s Board is independent, active, engaged and focused on further increasing shareholder value;
•
Mr. Loeb has offered no strategy to create value and has made no case that change is warranted at Sotheby’s, as further demonstrated by the Company’s strong preliminary first quarter 2014 financial results;

•	Mr. Loeb’s pattern of disruptive behavior has negatively impacted Sotheby’s business and relationships; and
•	Sotheby’s director nominees bring the experience and skills necessary to continue driving shareholder value and deserve your vote.

25 April 2014

Dear Sotheby’s Shareholder:

You have an important choice to make at the upcoming Annual Meeting of Shareholders on 6 May 2014.  We believe that Sotheby’s has the right board, the right leadership, and the right strategy to deliver shareholder value now and into the future.  Therefore, we believe the right choice is for shareholders to vote “FOR” ALL 12 of Sotheby’s director nominees on the GREEN proxy card to support the success Sotheby’s has and will continue to achieve on your behalf.  We urge you not to return any white proxy card sent to you by Third Point.  If you have already returned a white proxy card, a later dated GREEN proxy card will revoke that vote. Only your latest dated card counts.

UNDER THE STEWARDSHIP OF YOUR BOARD OF DIRECTORS AND MANAGEMENT TEAM, SOTHEBY’S CONTINUES TO DELIVER STRONG FINANCIAL PERFORMANCE AND
SUPERIOR VALUE CREATION

Sotheby’s preliminary results for the first quarter of 2014 demonstrate that we are successfully executing our strategic plan and are building on the momentum we created in 2013.  Sotheby’s expects to report that:
•	Net Auction Sales increased by 40% from the prior year to approximately $730 million.
•	Impressionist and Modern Art sales increased 34% over the prior year to $113 million.
•	Sotheby’s Impressionist and Modern Art sales in London achieved the highest-ever total for any sales series held anywhere in London.

Sotheby’s also achieved an 81% improvement in first quarter results, reporting a pre-tax loss of approximately ($6) million in the 2014 first quarter compared to a pre-tax loss of ($32) million in the same period last year.  Because of the seasonal nature of the art auction market, first quarter Net Auction Sales have historically represented only a small proportion of annual Net Auction Sales, and results typically reflect a net loss for the period due to the fixed nature of many of Sotheby’s operating expenses.

Sotheby’s sustained record of solid financial and operating performance has generated superior shareholder returns.  Sotheby’s stock price is trading well above historical averages and has outperformed all relevant indices over the one, five and ten year periods.

The current Board and management team at Sotheby’s is responsible for successfully:
•	Expanding Sotheby’s reach into new, fast-growing markets;
•	Driving significant growth across all segments of the art auction market, including a 528% increase in Contemporary Art sales over the last 10 years;
•	Growing Private Sales, which grew 30% in 2013 from 2012; and
•	Pursuing a digital strategy that is delivering results.

Mr. Loeb’s assertion that this success is attributable to activist investors is without merit.

MR. LOEB HAS OFFERED NO STRATEGY TO CREATE VALUE, HAS
MADE NO CASE THAT CHANGE IS WARRANTED AT SOTHEBY’S, AND HIS PATTERN OF
DISPRUPTIVE BEHAVIOR HAS NEGATIVELY IMPACTED SOTHEBY’S BUSINESS

Sotheby’s continued strong financial performance demonstrates that your Board and management are executing a sound strategy for growth and value creation.  In contrast, Mr. Loeb has provided shareholders with no strategy to create value and, as discussed in previous letters, his suggestions do not make sense for Sotheby’s business.

Furthermore, Mr. Loeb has engaged in a pattern of disruptive behavior that has negatively impacted Sotheby’s business.  For example, in addition to his public actions, we have been informed that Mr. Loeb has asserted to Sotheby’s employees and business counterparties that he controls certain key company matters. Mr. Loeb’s inappropriate actions and statements have triggered concerns from clients, staff and business counterparties that are damaging to our relationships with these stakeholders.

Maintaining strong relationships is critical to Sotheby’s success and indeed the success of any company in the art auction industry.  That Mr. Loeb would jeopardize these relationships in an effort to advance his own agenda further underscores to us that his agenda is not in the best interest of ALL Sotheby’s shareholders.

YOUR BOARD IS INDEPENDENT, ACTIVE, ENGAGED AND FOCUSED
ON FURTHER INCREASING SHAREHOLDER VALUE

SOTHEBY’S DIRECTOR NOMINEES PROVIDE RELEVANT AND PROVEN EXPERTISE THAT IS CRITICAL TO SOTHEBY’S SUCCESS

Your Board is comprised of 12 directors, 10 of whom are independent.  They are active, engaged and have a record of execution and value creation.  The diversity and experience of your Board’s director nominees have been and remain integral to Sotheby’s success.  This includes:
•	Experience leading and profitably growing other public and private companies with global luxury brands in key markets Sotheby’s has targeted for growth;
•	Long-standing, global relationships within the art world and high-end luxury goods category;
•	Unique commercial insight into client service and luxury goods;
•	Experience and backgrounds in disciplines that are highly relevant to the Company’s businesses, including marketing, finance, banking, real estate, client service and law; and
•	Demonstrated success leading corporate change and value creation through financings, capital allocation strategies and business development.

Mr. Loeb and his handpicked nominees – a distressed debt/restructuring expert and a former investment banker/member of a jeweler’s family – add no relevant expertise that is not already effectively represented on your Board or that is needed to execute the Company’s strategy or to enhance shareholder value.

In contrast, the three Sotheby’s nominees that Mr. Loeb has targeted add critical expertise and valuable perspective to the Board.

Jessica Bibliowicz: Ms. Bibliowicz brings a significant track record of leadership and of building and operating businesses that focus on the high net worth market similar to that of Sotheby’s.  A veteran financial services executive with more than 30 years of experience, Sotheby’s expects her strong, agile financial management skills and history of elite client management to help further drive the Company’s strategic goals.  Her experience also includes:
•
Serving in numerous senior positions in finance, including as Chief Executive Officer, Chairman and Non-Executive Chairman of a publicly traded financial services company – National Financial Partners (NFP) – for 10 years.

•
Growing NFP into a leading provider of broker/dealer and registered investment advisory services, corporate health and welfare benefits, insurance and wealth management for high net worth clients, and overseeing its initial public offering.

•
Managing through the myriad issues of the financial crisis, with a focus on shareholder value, and leading NFP’s rebound before it went private in 2013 and was sold to Madison Dearborn Partners LLC for approximately $1.3 billion.

•
Serving as a Director of Realogy Holdings Corp. (NYSE: RLGY), a publicly traded global leader in real estate franchising, where she also serves on that Board’s Audit Committee, and as a Director of the Asia Pacific Fund (NYSE: APB), a diversified closed-end fund.

•	Holding a variety of senior positions at numerous asset management companies, including John A. Levin & Co., a registered investment advisor, Prudential Mutual Funds and Smith Barney Mutual Funds.

Daniel Meyer: Mr. Meyer brings a proven record in building progressive corporate cultures and leading growth companies, both public and private, that are set apart by their superior service and sustained client relationships – critical elements to Sotheby’s success in growing and developing its own client base.  He is arguably one of the most influential New York entrepreneurs and has brought a fresh, independent perspective to the Sotheby’s Board since he first joined in May of 2011. His experience and attributes also include:
•
29 years of entrepreneurial and hospitality experience, serving as the President and Chief Executive Officer of Union Square Hospitality Group as well as serving as a director on three public company boards.

•
Building a reputation as one of the most respected experts in hospitality and client services, with invaluable skills and experience for Sotheby’s as it expands in new markets and seeks new business opportunities.

•
Playing a substantial role in redesigning Sotheby’s compensation structure to further align it with shareholder value and propelling some of Sotheby’s most significant client-focused initiatives through customized employee training.

•
Driving efforts to redesign the training offered to client-facing staff in Sotheby’s locations worldwide, which has resulted in improved client satisfaction scores across all Sotheby’s delivery points worldwide.

Robert Taubman: Mr. Taubman brings more than 30 years of business and leadership experience to the Sotheby’s Board, having served as Chairman, President and Chief Executive Officer and as a director of other publicly traded companies.  He is a well-known and respected art collector and patron having long supported the Detroit Institute of Arts and the Museum of Contemporary Art Detroit.  Most recently, Sotheby’s has benefited from his expertise in commercial real estate in connection with its evaluation of real estate holdings in New York and London and his strong relationships in Asia as it aggressively expands its auction business there.  Mr. Taubman’s contributions at Sotheby’s include:
•
As Chairman of the Compensation Committee, Mr. Taubman is the architect of a pay-for-performance compensation structure highly aligned with results achieved for Sotheby’s shareholders.  He also led a thorough review of Sotheby’s pay practices involving extensive shareholder consultation. This review led to enhancements in the Company’s executive compensation structure and long-term equity program.

•
As a member of the Finance Committee, Mr. Taubman’s expertise was integral to the implementation of the Company’s new Capital Allocation and Financial Policy Plan, under which Sotheby’s has already paid a $300 million special dividend, commenced a $150 million share repurchase program, and established a financial framework for an annual return of excess capital and clear financial return hurdles for future investment decision.

•
Mr. Taubman has also worked closely with Sotheby’s Chief Executive Officer, Bill Ruprecht, on a number of key strategic initiatives, including the current review of Sotheby’s real estate, original sale / leaseback of the Company’s headquarters in 2002 as well as its subsequent buyback in 2009.  He also helped to lead the sale of the Sotheby’s real estate brokerage business in 2004.

PROTECT YOUR INVESTMENT

The Sotheby’s team and strategy are delivering exceptional results for shareholders and clients alike. The Sotheby’s Board urges you to protect your investment and the outstanding momentum the Board and management team has created by voting the enclosed GREEN proxy card today “FOR” Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

We thank you for your continued support of Sotheby’s.
Sincerely,

/s/	/s/
Bill Ruprecht	Domenico De Sole
Chairman, President and Chief Executive Officer	Lead Independent Director

If shareholders have any questions, require assistance with voting the GREEN proxy card, or need additional copies of the proxy materials, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 203-658-9400 or Call toll free at 1-800-279-6413

The preliminary financial information above for the three months ended March 31, 2014 has been prepared by management and consists entirely of forward-looking statements. This information is subject to change due to the completion of Sotheby’s normal quarterly closing procedures, including final accounting adjustments, and other developments that may arise until the financial statements for the period are finalized. (See statement on Forward Looking Statements.)

Forward-looking Statements
This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.
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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko
Morrow & Co. LLC | 203 658 9400 | Joe Mills / Tom Ball